Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Matt Steinberg 212.477.8438 / 212.477.8261 lberman@igbir.com / msteinberg@igbir.com

Compass Diversified Holdings Reports First Quarter 2015
Financial Results

Generates Cash Flow Available for Distribution and Reinvestment of $15.5 Million

Westport, Conn., May 6, 2015 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended March 31, 2015.

First Quarter 2015 Highlights

•	Generated Cash Flow Available for Distribution and Reinvestment ("CAD" or "Cash Flow") of $15.5 million for the first quarter of 2015;

•	Reported a net loss of $25.3 million for the first quarter of 2015;

•	Paid a first quarter 2015 cash distribution of $0.36 per share in April 2015, bringing cumulative distributions paid to $12.1152 per share since CODI’s IPO in May of 2006.

“During the first quarter, our leading niche industrial and branded consumer businesses generated predictable levels of free cash flow that were consistent with management's expectations,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “We are particularly pleased with the performances of our Ergobaby, American Furniture Manufacturing and Arnold Magnetics subsidiaries, with each reporting solid year-over-year revenue increases as well as double-digit operating income growth. Our latest acquisitions, Clean Earth and SternoCandleLamp, also delivered positive contributions to CAD reflecting their healthy and stable cash flows.”

Mr. Offenberg added, “Our initiatives over the past year to enhance our liquidity and balance sheet have us well positioned to benefit from potential market opportunities. We will continue to reinvest in our current subsidiaries to drive future performance and complement their growth with attractive add-on acquisitions. Building on our past success, we will remain disciplined in deploying our capital into new platform acquisitions that strengthen our future prospects, while maintaining our commitment to provide cash distributions to our shareholders.”

Operating Results
CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $15.5 million for the quarter ended March 31, 2015, as compared to $14.6 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarter ended March 31, 2015 was approximately 54.3 million as compared to approximately 48.3 million for the quarter ended March 31, 2014.

Cash Flow for the first quarter of 2015 reflects year-over-year growth in the Company’s Ergobaby, American Furniture Manufacturing and Arnold Magnetics businesses, offset by a decline at the Company’s Camelbak and Liberty Safe businesses.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled approximately $340 million since going public in 2006.

The net loss for the quarter ended March 31, 2015 was $25.3 million, as compared to net income of $7.4 million for the quarter ended March 31, 2014. During the first quarter ended March 31, 2015, CODI recorded an $8.9 million non-cash impairment charge for the Company's Tridien Medical subsidiary, reflecting a decline in the estimated current fair market value for this subsidiary. In addition, during the first quarter of 2015, CODI’s equity method investment in FOX Factory Holding Corp. (“FOX”) declined $13.4 million. The net income during the quarter ended March 31, 2014 included results of FOX which was deconsolidated from the financial statements in July 2014.

Liquidity and Capital Resources
As of March 31, 2015, CODI had approximately $20.5 million in cash and cash equivalents, $323 million outstanding on its term loan facility and $189 million of borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had borrowing availability of approximately $207 million at March 31, 2015 under its revolving credit facility. In addition, the Company’s equity investment in its former subsidiary Fox Factory Holding Corp. is valued at $232 million.

First Quarter 2015 Distribution
On April 9, 2015, CODI’s Board of Directors declared a first quarter distribution of $0.36 per share. The cash distribution was paid on April 29, 2015 to all holders of record as of April 22, 2015. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $12.1152 per share.

Conference Call
Management will host a conference call on Thursday, May 7, 2015 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 26582938. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through May 14, 2015. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 26582938.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow Provided by Operating Activities on the attached schedules. We consider Net Income and Cash Flow Provided by Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long-term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe); and

•	The manufacture and marketing of portable food warming fuel and creative table lighting solutions for the foodservice industry (SternoCandleLamp).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. ("FOX", Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2014 and other filings with the Securities and Exchange Commission. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2015	2014
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$20,450	$23,703
Accounts receivable, less allowance of $5,044 and $5,200	153,511	157,535
Inventories	114,166	111,214
Prepaid expenses and other current assets	28,166	28,347
Total current assets	316,293	320,799
Property, plant and equipment, net	113,613	115,871
Equity method investment	231,767	245,214
Goodwill and intangible assets, net	828,713	846,400
Other non-current assets	18,469	19,146
Total assets	$1,508,855	$1,547,430

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$108,591	$125,477
Due to related party	6,146	6,193
Current portion, long-term debt	3,250	3,250
Other current liabilities	6,044	6,311
Total current liabilities	124,031	141,231
Deferred income taxes	97,642	97,731
Long-term debt	504,177	485,547
Other non-current liabilities	18,636	14,587
Total liabilities	744,486	739,096
Stockholders' equity
Total stockholders' equity attributable to Holdings	722,831	767,431
Noncontrolling interests	41,538	40,903
Total stockholders' equity	764,369	808,334
Total liabilities and stockholders’ equity	$1,508,855	$1,547,430

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(in thousands, except per share data)	March 31, 2015	March 31, 2014

Net sales	$257,271	$246,048
Cost of sales	185,355	169,696
Gross profit	71,916	76,352
Operating expenses:
Selling, general and administrative expense	44,028	46,173
Management fees	6,858	4,735
Amortization expense	10,013	7,349
Impairment expense	8,907	—
Operating income	2,110	18,095
Other income (expense):
Interest expense, net	(9,718)	(4,572)
Amortization of debt issuance costs	(545)	(570)
Loss on equity method investment	(13,447)	—
Other income (expense), net	(307)	184
Income (loss) before income taxes	(21,907)	13,137
Provision for income taxes	3,380	5,764
Net income (loss)	(25,287)	7,373
Less: Net income (loss) attributable to noncontrolling interest	(385)	2,714
Net income (loss) attributable to Holdings	$(24,902)	$4,659

Basic and fully diluted income (loss) per share	$(0.47)	$0.08

Basic and fully diluted weighted average number of shares outstanding	54,300	48,300

Cash distributions declared per share	$0.36	$0.36

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Three months ended
(in thousands)	March 31, 2015	March 31, 2014
Net cash provided by (used in) operating activities	3,287	(6,040)
Net cash used in by investing activities	(5,160)	(46,416)
Net cash (used in) provided by financing activities	(1,313)	25,838
Effect of foreign currency on cash	(67)	11
Net decrease in cash and cash equivalents	(3,253)	(26,607)
Cash and cash equivalents — beginning of period	23,703	113,229
Cash and cash equivalents — end of period	$20,450	$86,622

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended
(in thousands)	March 31, 2015	March 31, 2014
Net income (loss)	$(25,287)	$7,373
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,535	11,985
Impairment expense	8,907	—
Amortization of debt issuance costs and original issue discount	713	864
Unrealized loss on derivatives	4,314	92
Excess tax benefit from subsidiary stock options (1)	—	(1,061)
Gain (loss) on equity method investment	13,447	—
Noncontrolling stockholders charges	1,024	1,365
Other	427	(53)
Deferred taxes	(806)	(594)
Changes in operating assets and liabilities	(15,987)	(26,011)
Net cash provided by (used in) operating activities	3,287	(6,040)
Plus:
Unused fee on revolving credit facility (2)	309	600
Excess tax benefit from subsidiary stock options (1)	—	1,061
Integration services fee (3)	1,000	—
Changes in operating assets and liabilities	15,987	26,011
Other	—	53
Less:
Maintenance capital expenditures (4)	4,289	3,104
FOX CAD (5)	—	3,494
Payment on swap	495	495
Changes in operating assets and liabilities	—	—
Other	305	—
Estimated cash flow available for distribution and reinvestment	$15,494	$14,592
Distribution paid in April 2015/2014	$19,548	$17,388

(1)	Represents the non-cash excess tax benefit at FOX related to the exercise of stock options.

(2)	Represents the commitment fee on the unused portion of the Revolving Credit Facility.

(3)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(4)	Excludes growth capital expenditures of approximately $0.5 million for both the three months ended March 31, 2015 and 2014.

(5)
Represents FOX CAD subsequent to IPO date. For the quarter ended March 31, 2014, the amount includes approximately $7.6 million of EBITDA, less: $2.2 million of cash taxes, $0.9 million of management fees and $0.9 million of maintenance capital expenditures.